Exhibit 99(d)(10)

Confidentiality Agreement

Amaya Gaming Group Inc

7600 Trans Canada Highway

Pointe-Claire

QC H9R 1C8

Canada

27 May 2011

Dear Sirs

We understand that you Amaya Gaming Group Inc (“Buyer”) wish to investigate the business and assets of the Company and its Group in connection with the proposed acquisition of the issued and to be issued share capital of the Company (the “Transaction”). We, the Company, wish to ensure that Confidential Information revealed to you in the course of the negotiations between us remains confidential and is not used by you or any member of your Group for any purpose other than the proposed Transaction.

In consideration of being supplied with Confidential Information by us, you agree and undertake to us on the terms of this letter:

1	Interpretation

The definitions and rules of interpretation in this paragraph apply in this letter.

“Code”	means the City Code on Takeovers and Mergers;

“Confidential Information”	has the meaning given in paragraph 2.2;

“Copies”	means copies of Confidential Information including any document, electronic file, note, extract, analysis, study, plan, compilation or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information;

“Group”	means, in relation to a body corporate, that body corporate, its subsidiary undertakings, its parent undertakings (if any), and any other subsidiary undertakings of any such parent undertaking;

“Permitted Purpose”	means considering, evaluating and negotiating the proposed Transaction;

“Representatives”	means, in respect of any Person, such Person, such Person’s Group, including their respective directors, officers, employees, agents, advisers (including, without limitation, financial advisers, legal counsel and auditors) and prospective banks or other institutional lenders in respect of a Transaction; and

“subsidiary undertaking” and “parent undertaking”	mean a “subsidiary undertaking” and “parent undertaking” as defined in the European Communities (Companies: Group Accounts) Regulations 1992 of Ireland.

2	Your Obligations

2.1	You shall:

(a)	keep the Confidential Information secret;

(b)	use the Confidential Information only for the Permitted Purpose;

(c)	not directly or indirectly disclose the Confidential Information (or allow it to be disclosed), in whole or in part, to any person or make Copies unless permitted by this letter;

(d)	ensure that no person gets access to the Confidential Information from you, your officers, employees or agents unless authorised; and

(e)	inform the Company immediately upon becoming aware, or suspecting, that an unauthorised person has become aware of Confidential Information.

In addition, you acknowledge your duty pursuant to Rule 2.1 of the Code to keep the Confidential Information secret and to conduct yourself so as to minimise the possibility of an accidental disclosure of the Confidential Information.

2.2	Confidential Information means:

(a)	the fact that the Company is considering the Transaction and the existence and contents of this letter; and

(b)	all information in whatever form (including, without limitation, in written, oral, visual or electronic form, or on tape or disk) relating to the Company’s Group, that is directly or indirectly disclosed, whether before or after the date of this letter, to you or any of your Representatives by any Representative of the Company’s or its Group, or which comes to your attention in connection with the Permitted Purpose, but excludes the information in paragraph 2.3.

2.3	Information is not Confidential Information if:

(a)	the information has become public knowledge other than as a direct or indirect result of the information being disclosed in breach of this letter; or

(b)	you can establish, to the reasonable satisfaction of the Company, that you found out the information from a source not connected with the Company or its Group and that the source is not under any obligation of confidence in respect of the information; or

(c)	each party agrees in writing that it is not confidential.

2.4	You may only disclose Confidential Information:

(a)	to such officers and employees of your Group as are strictly necessary for the Permitted Purpose;

(b)	to professional advisers or consultants engaged to advise you in connection with the Permitted Purpose;

(c)	to people whom the Company agrees in writing may receive the information, subject to such conditions as the Company may impose on such disclosure; and

(d)	to the extent permitted by paragraph 4.

2.5	You shall:

(a)	inform any person to whom you disclose Confidential Information that the information is confidential; and

(b)	procure that any person to whom you disclose the information (other than disclosures under paragraph 4) complies with this letter as if they were you and, if the Company so requests, procure that they enter into a confidentiality agreement with the Company on terms equivalent to those contained in this letter.

2.6	You may make only such Copies as are strictly necessary for the Permitted Purpose and shall:

(a)	clearly mark all Copies as confidential;

(b)	ensure that all Copies supplied to you or made by you can be separately identified from your own information; and

(c)	ensure that all Copies within your control are protected against theft or unauthorised access and that no person discovers Confidential Information from you unless authorised.

2.7	You shall, immediately on the Company’s written request, supply the Company with a list showing, to the extent reasonably practical:

(a)	where all Copies supplied to you by the Company are held;

(b)	all Copies that have been made by you or the persons to whom you have disclosed the Confidential Information (except where the Copies contain insignificant extracts from or references to Confidential Information) and where they are held; and

(c)	the names and addresses of every person to whom Confidential Information has been disclosed and a copy of the confidentiality agreements signed by them complying with paragraph 2.5(b).

2.8	If discussions in relation to the Transaction cease, or the Company so requests in writing at any time, you shall immediately:

(a)	return to the Company all the Confidential Information received by you; and

(b)	destroy or permanently erase all Copies supplied to you or made by you, or by the persons who have received Confidential Information;

and you shall procure that any parties that have received Confidential Information from or through you do the same.

2.9	Nothing in paragraph 2.8 shall require you to return or destroy Confidential Information or Copies that you, or the persons to whom the Confidential Information or Copies have been disclosed, are required to retain by applicable law or to satisfy the rules or regulations of a regulatory body or stock exchange to which such person is subject.

2.10	You shall, immediately on the request of the Company, confirm in writing that you have complied with your obligations under paragraph 2.8.

3	Authorised Contact

3.1	All communications with the Company about the Permitted Purpose shall be addressed to Jonathan Hinton at Deloitte LLP (London Corporate Finance Advisory).

3.2	All communications with the Buyer about the Permitted Purpose shall be addressed to David Baazov of 7600 Trans-Canada Hwy, Pointe-Claire, QC. H9R 1C8.

3.3	You shall not contact or communicate with any officers, employees, consultants, advisers, shareholders, landlords, bankers, customers or suppliers of the Company’s Group in connection with the Permitted Purpose, other than the person named in paragraph 3.1, without the Company’s written consent.

4	Forced Disclosure

4.1	Subject to paragraph 4.2, you may disclose Confidential Information to the minimum extent required to comply with:

(a)	any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body; or

(b)	the rules of any listing authority or stock exchange on which the shares of any member of your Group are listed or traded; or

(c)	the Code; or

(d)	the laws or regulations of any country with jurisdiction over the affairs of any company within your Group.

4.2	Before you disclose any information under this paragraph 4, you shall (to the extent permitted by law) use your best endeavours to:

(a)	inform the Company of the full circumstances of the disclosure and the information that will be disclosed, and take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such disclosure with the Company before making the disclosure;

(b)	consult with the Company as to possible steps to avoid or limit disclosure and take those steps where they would not result in significant adverse consequences to you;

(c)	gain assurances as to confidentiality from the body to whom the information is to be disclosed; and

(d)	where the disclosure is by way of public announcement, agree the wording with the Company in advance.

4.3	You shall co-operate with the Company if the Company decides to bring in any legal or other proceedings to challenge the validity of the requirement to disclose Confidential Information (at the Company’s cost and expense).

4.4	If you are unable to inform the Company before Confidential Information is disclosed, you shall (to the extent permitted by law) inform the Company immediately after the disclosure of the full circumstances of the disclosure and the information that has been disclosed.

5	Company’s Obligations

5.1	The Company shall keep secret your interest in the Transaction and take all reasonable precautions to ensure that this information stays secret.

5.2	The Company shall disclose your interest in the Transaction only:

(a)	to such officers and employees of any company in the Company’s Group as are strictly necessary for the Permitted Purpose;

(b)	to professional advisers or consultants engaged to advise the Company in connection with the Permitted Purpose; and

(c)	to the extent required by any order of any court of competent jurisdiction or any competent judicial, governmental or regulatory body, by the rules of any stock exchange or listing authority or by the laws or regulations of any country with jurisdiction over the affairs of any member of the Company’s Group.

5.3	The Company shall procure that any person to whom it has disclosed your interest in the Transaction keeps it secret, unless it was a forced disclosure under paragraph 5.2(c).

6	Time

6.1	The obligations contained in this letter shall end on completion of the Transaction.

6.2	If you do not complete the Transaction, the obligations contained in this letter shall last indefinitely.

7	Restrictions on the Buyer

7.1	You shall not, and shall procure that no member of your Group shall, for a period of 12 months after the date of this letter, without the prior written agreement of the Company, directly or indirectly, engage in or have contact of any kind with any of the officers or employees of the Company, or any member of the Company’s Group with whom you have had material personal dealings in respect of the Transaction, except to the extent that negotiations in respect of the Transaction continue or otherwise in the ordinary course of business between the parties.

7.2	You shall not, and shall procure that no member of your Group shall, for a period of 12 months after the date of this letter, without the prior written agreement of the Company:

(a)	employ or offer to employ, or enter into a contract for the services of, any individual who was, at any time during the negotiations relating to the proposed Transaction, an employee holding an executive or managerial position with, or an officer of, any company in the Company’s Group (“Key Company Employee”) or entice, solicit or procure any such person to leave the employment of the Company or member of the Company’s Group (or attempt to do so) whether or not that person would commit any breach of contract in leaving such employment; or

(b)	procure or facilitate the making of any such offer or attempt by any other person.

7.3	The placing of an advertisement of a post available to a member of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of paragraph 7.2, provided that no company in your Group, or any of your respective officers and employees, encourages or advises such agency to approach any Key Company Employee.

7.4	You shall not, and shall procure that no member of your Group shall, for a period of 12 months after the discussions over the Transaction have ended, solicit, entice or seek to procure that any person who is a client or customer of the Company’s Group during the negotiations relating to the proposed Transaction, damage, disrupt or terminate any commercial relationship between said person and any member of the Company’s Group.

7.5	The undertakings in this paragraph 7 apply to actions carried out by you and members of your Group in any capacity and whether directly or indirectly, on your own behalf, on behalf of any other person or jointly with any other person.

7.6	Each of the covenants in this paragraph 7 are considered fair and reasonable by the parties.

8	Indemnity

You shall (in addition to, and without affecting, any other rights or remedies the Company may have whether under statute, common law or otherwise) indemnify and keep indemnified the Company, each company in the Company’s Group and their respective officers, employees, advisers or agents (each an Indemnified Person) from and against all actions, claims, demands, liabilities, damages, losses, costs, charges and expenses (including, without limitation, consequential losses, loss of profit and loss of reputation and all interest, penalties and legal and other professional costs and expenses) that an Indemnified Person may suffer or incur in connection with, or arising (directly or indirectly) from, any breach or non-performance by you, or any person to whom you have disclosed or given access to any part of the Confidential Information or any Copies, of any of the provisions of this letter.

9	Inside Information

9.1	You acknowledge that some or all of the Confidential Information may in whole or in part constitute inside or price sensitive information for the purposes of the rules of the Toronto Stock Exchange, the London Stock Exchange and/or NASDAQ and any relevant legislation in any applicable jurisdiction regulating insider dealing in shares of the Company and that any of your officers, employees, advisers or agents who are in, or acquire, possession of Confidential Information may have information as an insider for the purposes of such rules or legislation.

9.2	You undertake not to deal in any shares or other securities of the Company unless such dealing will not constitute a breach of any such rules or legislation and further undertake to ensure that all of your officers, employees, advisers or agents in receipt of the Confidential Information are aware of, and agree to comply with, their obligations in this regard.

9.3	You agree that no behaviour amounting to market abuse in relation to any qualifying investment or relevant product should be based on the Confidential Information (as behaviour, market abuse, qualifying investment and relevant product are defined in the Code of Market Conduct published by the Financial Services Authority).

9.4	You acknowledge that the Code applies to any Transaction or proposed Transaction hereunder and you acknowledge, inter alia, the vital importance under the Code of absolute secrecy before any announcement of the Transaction.

10	Whole Agreement And Conduct of Negotiations

10.1	This letter is the whole agreement between the parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter covered by this letter.

10.2	This letter and the supply of Confidential Information does not constitute an offer by the Company to sell its shares or business or assets to you and does not impose an obligation on either party to continue discussions or negotiations in connection with the Transaction.

10.3	The Confidential Information may not be accurate or complete and the Company makes no representation or warranty as to the accuracy, completeness or reasonableness of the Confidential Information and no such representation or warranty shall be implied. The Company is not liable to you or to any person to whom you disclose the Confidential Information if it is relied on.

10.4	Nothing in this paragraph 10 operates to limit or exclude any liability for fraud.

11	Costs

Unless otherwise specified, all costs in connection with the negotiation, preparation, execution and performance of this letter (and any documents referred to in it) and the consideration or evaluation of the Confidential Information shall be borne by the party that incurred the costs.

12	Assignment

12.1	No party may assign any of its rights under this letter save with the prior written consent of the other party.

13	Acting As Principal

13.1	You confirm that you are acting as principal and not as a broker or agent for any other person.

14	Third Party Rights And Intellectual Property

14.1	This letter is made for the benefit of the parties to it and their successors and permitted assigns and is not intended to benefit, or be enforceable by, any other person.

14.2	None of the Confidential Information is your property. The disclosure to you of any Confidential Information shall not give you any licence or other rights whatsoever in respect of any part of such Confidential Information beyond the rights contained in this letter.

15	Severance

15.1	If any court or administrative body of competent jurisdiction finds any provision of this letter to be invalid, unenforceable or illegal, the other provisions of this letter shall remain in force.

15.2	If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, that provision shall apply with whatever modification is necessary to make it valid, enforceable and legal.

16	Variation And Waiver

16.1	A variation of this letter shall be in writing and signed by or on behalf of all parties.

16.2	A waiver of any right under this letter is only effective if it is in writing and it applies only to the person to whom the waiver is addressed and the circumstances for which it is given.

16.3	A person that waives a right in relation to one person, or who takes or fails to take any action against that person, does not affect its rights against any other person.

16.4	No failure to exercise or delay in exercising any right or remedy provided under this letter or by law constitutes a waiver of such right or remedy or will prevent any future exercise in whole or in part thereof.

16.5	No single or partial exercise of any right or remedy under this letter shall preclude or restrict the further exercise of any such right or remedy.

16.6	Rights arising under this letter are cumulative and do not exclude rights provided by law.

16.7	You acknowledge that damages alone would not be an adequate remedy for any breach of the provisions of this letter and, accordingly, without prejudice to any and all other rights or remedies, you acknowledge that we shall be entitled to the remedies of injunction, specific performance and any other equitable relief for any threatened or actual breach of the provisions of this letter.

17	Governing Law And Jurisdiction

17.1	This letter and any disputes or claims arising out of, or in connection with, its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of Ireland.

17.2	We each irrevocably agree that the courts of Ireland have non-exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this letter or its subject matter or formation (including non-contractual disputes or claims).

Please confirm your agreement by signing and returning to us a copy of this letter.

Yours faithfully

CryptoLogic Limited

We hereby acknowledge receipt and accept the contents of this letter

Signed

Amaya Gaming Group Inc

Date